EXHIBIT 2

                          AGREEMENT OF PURCHASE AND SALE


       THIS AGREEMENT, made as of the 21st day of May, 1998 (the "Effective Date"), by and among the various corporations identified on Exhibit "A" attached hereto and made part hereof (collectively "Seller"), each having an address at 2400 E. Devon Avenue, Suite 280, Des Plaines, Illinois 60018, and PMC COMMERCIAL TRUST, a Texas real estate investment trust, having an address at 17290 Preston Road, 3rd Floor, Dallas, Texas 75252 ("Purchaser");

                                    WITNESSETH:

                                    ARTICLE ONE

                         PURCHASE AND SALE OF THE PROPERTY

       Seller hereby agrees to assign, transfer, convey and sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller's respective right, title and interest in and to those certain thirty (30) motel/hotels commonly known respectively by the street addresses set forth on Exhibit "B" attached hereto and made a part hereof and as more particularly described below (hereinafter referred to, collectively, as the "Property"). As used herein, the term "Property" shall also refer to each and every one of the thirty (30) individual motel/hotels, and the term "Seller" shall also refer to each and every one of the signatories hereto, depending on the context in which the defined term is utilized. Capitalized terms not defined in context are defined in Article Eighteen hereof. Each Property shall include, respectively:

       1.1 those certain parcels of land located in the cities, counties and states more particularly described on Exhibits "B-1" through "B-30" (collectively, the "Land");

       1.2 all buildings and improvements (the "Improvements") located on, over or beneath the Land (the Land and Improvements hereinafter referred to, collectively, as the "Real Estate");

       1.3  all Personal Property, and

       1.4  all Appurtenances and Appurtenant Easements.

                                    ARTICLE TWO

                                  PURCHASE PRICE

       2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be SEVENTY-THREE MILLION AND NO/100 DOLLARS ($73,000,000.00), payable as follows:

  (A) Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Deposit"), by check, subject to collection, payable to the order of Escrow Agent (as hereinafter defined) upon execution of this Agreement, to be held in escrow pursuant to the provisions of Article Fifteen hereof; interest accruing thereon, if any, shall follow the disposition of the principal sum; and;

  (B) Seventy-two Million, Five Hundred Thousand and No/100 Dollars ($72,500,000.00), less any interest accrued on the Deposit as of the Closing (as hereinafter defined), representing the balance of the Purchase Price, shall be paid at the Closing, payable (1) by wire transfer of immediately available federal funds to an account designated by Seller, or (2) in the form of a credit equal to the amount of indebtedness secured by each Existing Mortgage (as hereinafter defined) and assumed by Purchaser, or both. Purchaser and Seller shall execute mutually acceptable escrow instructions, consistent with the provisions of this Agreement, in connection with the escrow to be created pursuant hereto.

       2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Property as set forth on Exhibit "C" attached hereto and made part hereof, and the values so determined shall be reflected in the
  documentary fee or transfer taxes, if any, paid at the Closing.     2.3
  Assumption of Mortgages. Various mortgages, deeds of trust or deeds to secure debt, as the case may be, encumber one or more of the motel/hotels which comprise the Property (each an "Existing Mortgage"). To the extent permissible under the terms and provisions of a particular Existing Mortgage, Purchaser may assume the obligations of the mortgagor or grantor thereunder, and the borrower under the note(s) secured thereby, and shall receive a credit against the Purchase Price equal to the amount of indebtedness at the date of Closing so assumed by Purchaser. Purchaser shall pay Seller at the Closing, without credit against the Purchase Price, any and all prepayment premiums or penalties payable upon the prepayment of any Existing Mortgage not assumed by Purchaser. With respect to any Property encumbered by an Existing Mortgage which Purchaser desires to assume, Seller and Purchaser agree to cooperate with each other to effect the sale of such Property hereunder in a manner, if possible, which would not violate the applicable provisions of such Existing Mortgage regarding the sale or transfer of such Property. In the event that Purchaser elects to assume the Existing Mortgage with respect to any Property located in Marysville, Ohio, Plainfield, Indiana, Sycamore, Illinois, Macomb, Illinois, or Tupelo, Mississippi but such assumption cannot be consummated prior to the Closing Date stipulated in
  Section 4.1, the Closing Date with respect to any such Property shall be adjourned for a period ending no later than June 30, 1999; provided, however that the Purchase Price will be reduced by an amount equal to Thirty-nine Thousand Eight Hundred Three and No/100 Dollars ($39,803.00) multiplied by the number of rooms for each such Property with respect to which the Closing Date has been so adjourned, and the sum of Fifteen Thousand and No/100 Dollars ($15,000.00) shall remain in escrow with the Escrow Agent for each Property with respect to which the Closing Date has been so adjourned. In the event that any such assumption ultimately is not allowed by the mortgagee under such Existing Mortgage, Purchaser or Seller may (i) elect to pay the prepayment penalty which would be due upon the repayment of the loan secured by such Existing Mortgage and consummate the transaction contemplated herein with respect to the Property encumbered by such Existing Mortgage, or (ii) reject such Property whereupon the Agreement shall terminate with respect to such Property and the escrow funds attributable to such Property shall be returned to Purchaser, and neither party hereto shall have any further claim against the other by reason of this Agreement with respect to such Property. Notwithstanding anything contained herein to the contrary, all due diligence rights of Purchaser with respect to any such Property are expressly reserved upon any such adjournment of the Closing Date with respect to any such Property.

                                   ARTICLE THREE

                                 SURVEY AND TITLE

       3.1  Surveys.   As soon as practical after the Effective Date, Seller
  shall deliver or cause to be delivered to Purchaser an as-built, ALTA survey (collectively, the "Surveys") of each Property. The Surveys shall be sufficient to permit the Title Insurance Company to delete the standard printed survey exception in the title policy or otherwise obtain the ALTA survey endorsement. The Surveys shall indicate the location and dimensions of all of the Improvements.

      3.2   Title Commitments.   As soon as practical after the Effective Date,
  Purchaser shall obtain the title commitment (collectively, the "Title Commitments") for each property, together with copies of all documents (collectively, the "Title Documents") constituting exceptions to Seller's title as reflected in the Title Commitments.

     3.3 Review Period. Purchaser shall have the Inspection Period (as hereinafter defined) in which to review the Title Commitments, Title Documents, UCC Searches (as hereinafter defined) and Phase I Audits (as hereinafter defined) and to deliver to Seller in writing such reasonable objections as Purchaser may have to anything contained or set forth in such documents. Each item to which Purchaser does not accept in writing within such period shall not be deemed to be a Permitted Exception. Seller shall have and be entitled to a reasonable period of time within which to clear such objection(s) and shall cure title or remove said exceptions or defect which may be removed by the payment of money at the expense of Seller of up to (a) $50,000.00 in the aggregate with respect to each property and (b) $500,000.00 as an aggregate for all of the Property. Notwithstanding anything to the contrary, Seller shall have no obligation to cure title or remove said objection(s) which may be removed by the payment of money at an expense to Seller in excess of (a) $50,000.00 with respect to each Property, and (b) $500,000.00 in the aggregate for all of the Property. If Seller (I) is unable or unwilling to remove any such objection and fails to cause the Title Insurance Company to remove the same from Purchaser's title insurance policies (collectively, the "Title Policies"), or affirmatively insure against the same, or (II) is unable to convey the Property as herein agreed to be conveyed, then Purchaser shall have the option of either (A) waiving such objection(s) and proceeding with the Closing, accepting title subject to such objection(s) without any abatement or reduction of the Purchase Price; or (B) excluding each such Property from the transaction contemplated by this Agreement, subject to the terms and conditions and with a credit against the Purchase Price for each Property as set forth in Section 6.6 hereof. Without limiting the generality of the foregoing, Seller shall not be obligated to bring any action or proceeding to remove any title objection(s).

       3.4 Liens or Encumbrances. Any lien or encumbrance, or apparent lien or encumbrance, appearing of record against the Property, which can be discharged by the payment of money, shall not be an objection to title, provided Seller allows the amount thereof to be credited to Purchaser as an adjustment to the Purchase Price at the time of the Closing. A lien or encumbrance dischargeable by satisfaction shall not be deemed an objection to title, if, at the time of the Closing, Seller shall cause to be delivered to the Title Insurance Company either (A) a duly executed and acknowledged satisfaction, along with the filing fee, or (B) a payoff letter and the appropriate funds to satisfy the lien or encumbrance. Seller shall apply the proceeds of the sale to the satisfaction of any or all liens or encumbrances. Notwithstanding anything to the contrary contained within this Article Three, no matter shall be an objection to title if the Title Insurance Company is willing to insure the Property without exception therefor or affirmatively insure against collection out of the Property by reason thereof. The provisions of this Section 3.4 are subject to the terms and conditions set forth in Section 2.3 above.

     3.5    Title Policy.   At the Closing, Seller shall cause the Title
  Insurance Company to modify (by interlineation or otherwise) the Title Commitments so as to then reflect a current commitment by a duly licensed title insurance company to issue to Purchaser the Title Policies, insuring good and indefeasible title to the Land and the Improvements in Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions, except that:

            (a) The exception relating to restrictions against the Property shall be deleted, except for such restrictions which are Permitted Exceptions;

            (b) the exception relating to ad valorem taxes and assessments shall except only standby fees, taxes and assessments owing for the current and subsequent years; and

            (c)  Purchaser shall receive the ALTA survey endorsement.

       3.6       Title Charges.   The cost for the Title Policies shall be paid
  by Seller at the Closing, and the additional costs for endorsements, if any, selected by Purchaser (or its lenders) shall be paid by Purchaser.

                                   ARTICLE FOUR

                                   CLOSING DATE

       4.1 Closing Date. The closing of title under this Agreement (the "Closing") shall take place on or about June 30, 1998 (the "Closing Date), at the offices of the Title Insurance Company, 18333 Preston Road, Suite 410, Dallas, Texas 75252, or at such other location as may be reasonably agreeable to the parties.

                                   ARTICLE FIVE

                                SPECIAL CONDITIONS

       5.1  Conditions Precedent.   The obligation of Seller to sell the
  Property to Purchaser is subject to the satisfaction on or before the Closing of the following conditions:

  (A) Seller shall have received the prior written consent of Seller's Board of Directors to the sale of the Property to Purchaser upon the terms and conditions set forth in this Agreement, which consent shall be in the form of a duly authorized resolution from each member of Seller's Board of Directors, and shall be provided to Purchaser within seven (7) days after the Effective Date.

  (B) Purchaser, Amerihost Properties, Inc. and AmeriHost Inns, Inc. shall enter into a master agreement (the "Master Agreement"), and Purchaser and AmeriHost Inns, Inc. shall enter into a lease for each Property (the "Property Leases"), on terms and conditions substantially as set forth on Exhibits "D" and "E", respectively, attached hereto and made part hereof.

  (C) Purchaser shall have complied with all of its obligations herein provided.

  (D) Purchaser shall cooperate with Seller in the consummation of tax-free exchanges with respect to the Property, including, without limitation, the assignment of this Agreement by Purchaser to a tax-free exchange trust in order to accomplish the foregoing, provided Purchaser shall receive customary indemnities from Seller and reimbursement of costs therefor.

    5.2     Covenants.

            (A) From and after the Effective Date, up to the Closing Date, Seller may enter into agreements with respect to the Property which are necessary or desirable in connection with the operation of the Property in the ordinary course of business, so long as no such agreements relate to the sale of any portion of the Personal Property.

            (B) Any liquor licenses or permits utilized in the operation of the business at the Property presently held by Seller or its affiliates shall continue without assignment or transfer in Seller's name or its affiliate's name through the Closing Date.

            (C) The repairs and improvements at the Plainfield and Marysville properties as referenced on Exhibit "F", attached hereto and made a part hereof, must be either completed or funds must be placed in escrow for such purpose prior to Closing.

                                    ARTICLE SIX

                       PURCHASER'S INSPECTIONS AND APPROVALS

       6.1 Submittal to Purchaser. Seller agrees that Purchaser shall be entitled to enter upon the Property and to conduct such inspections, audits and reviews of any and all information and materials it deems necessary to effect a complete analysis of the proposed purchase and sale. The Purchaser shall complete its due diligence before the expiration of the Inspection Period. The following items (the "Due Diligence Items") will be delivered to Purchaser prior to the Closing or will be delivered to Purchaser within the
  time period after the date hereof as prescribed in Article Three.   The cost
  and expense of obtaining and delivering the Due Diligence Items to Purchaser shall be paid by Seller, unless otherwise stated below:

  (A)    The Surveys;

  (B) Any appraisals of the Property in the possession of Seller or its agent or employees;

  (C)    The architectural plans and specifications for the Property.

  (D) The Books and Records. Subject to the provisions of Section 17.10 hereof, Seller specifically permits Purchaser to disclose information revealed in the Books and Records to its lenders, if any, and professional advisors, and in any document (and amendments and supplements thereto) which Purchaser may be obligated to file with the Securities and Exchange Commission. Upon reasonable advance notice, Seller shall make available to the accountants of Purchaser such financial information as Purchaser's accountants reasonably require for investigation of the financial history of the operations of the Property. Seller has also provided monthly statements of operations for fiscal year 1997 and 1998 through the month of the Closing (the statement of operations for the month of the Closing to be made available after the Closing);

  (E) A UCC secured transactions search (collectively, the "UCC Searches") from each of the applicable recording offices with respect to the Property, together with a litigation search related to Seller and the Property for the county in which the Property is located;

  (F) Phase I Audits for each Property. Seller, at its sole cost and expense, shall provide to Purchaser an update of the Phase I Audit for each Property listed on Exhibit "G" attached hereto and made a part hereof.

  (G) Policies of title insurance for the Property, if any, in the possession of Seller or its agents or employees, together with the Title Commitments and the Title Documents, which shall be delivered to Purchaser by the Title Insurance Company;

  (H) A descriptive summary of all pending litigation, if any, affecting the Property, and of any written notice of violation of any of the Legal Requirements applicable to the Property;

  (I) Copies of all of Seller's insurance policies for the Property or certificates thereof; and

  (J) All other documents and information in the possession of Seller or its agents or employees, or reasonably available to Seller, relating to the Property, which Purchaser reasonably requests.

       6.2 Authorization for Inspection. Upon reasonable request by Purchaser, Seller will grant authority to Purchaser and any of Purchaser's representatives to obtain information provided for or contemplated in
  Section 6.1 hereof from any third parties. Said authorization will be provided in writing if requested by Purchaser. All such information shall be subject to the provisions of Section 17.10.

       6.3 Adverse Phase I Audit. If any Phase I Audit states that Hazardous Materials may be in or under the Land or within the Improvements, or otherwise evidences any adverse environmental matter at the Property, Purchaser shall have the right to reject such Property pursuant to Section
  6.4 by giving written notice to Seller of its intention to do so prior to the end of the Inspection Period. If, notwithstanding such adverse Phase I Audit, Purchaser desires to proceed with the transaction contemplated hereby with respect to such Property, then Purchaser shall have the right to order promptly, at its expense, a Phase II Site Assessment of the Land and the Improvements directed and certified to Purchaser and its lender, including materials samplings on and adjacent to the Land, to determine the extent and nature of any contamination by Hazardous Materials. If such Phase II Site Assessment reveals the necessity for material environmental clean-up of for the Property, then Purchaser may reject such Property pursuant to Section 6.4 by giving written notice to Seller of its intention to do so within five (5) business days after receipt by Purchaser of such Phase II Site Assessment.

       6.4 Purchaser's Acceptance or Rejection; Cure or Waiver. If Purchaser disapproves of any matter relating to any Property arising from Purchaser's review of the Surveys, the Title Commitments, the UCC Searches or the Phase I Audits, it shall give Seller written notice of such disapproval not later than the expiration of the Inspection Period, or such later date as referenced in Section 6.3, Section 11.1 or Section 11.2. If any matter is disapproved upon the foregoing notice, then Purchaser may elect in such notice either to (a) request that Seller cure specific matters disapproved; or (b) reject such Property from the terms and conditions of this Agreement subject to Section 6.6. If Purchaser requests Seller to cure any such matter, Seller shall, within four (4) business days, indicate in writing to Purchaser whether it shall elect to cure any such matter disproved under clause (a) above. If Seller is unwilling to cure such matter prior to the Closing, then Purchaser may, in its sole discretion, within four (4) business days of written notice of Seller's refusal to cure, elect, by written notice to Seller of its intention to do so, to (i) waive all matters disapproved and not cured, accept all matters relating to the Property which have been cured, and proceed with the acquisition of the Property; or (ii) reject such Property from the terms and conditions of this Agreement subject to Section 6.6.

       6.5 Effect of Termination. If this Agreement shall be terminated by Purchaser in the exercise of its rights of termination as provided hereunder, the Deposit, and all interest earned thereon, if any, shall be promptly returned to Purchaser by Escrow Agent, this Agreement shall be null and void, and neither party shall have any further obligation or liability to the other party, except as expressly herein provided.

       6.6 Partial Exclusion. Seller agrees to close the sale of the Property on the terms and conditions herein contemplated, provided that not more than six (6) motel/hotels shall have been rejected by Purchaser pursuant to the provisions of Section 6.4., other than any Property rejected as allowed pursuant to Section 11.1 and Section 11.2 hereof. Notwithstanding the foregoing, Seller may, at its sole discretion, elect to close the sale of the Property on the terms and conditions herein contemplated if more than six (6) motels/hotels have been rejected by Purchaser pursuant to the provisions of
  Section 6.4. In any event, however, the Purchase Price shall be reduced by an amount equal to Thirty-nine Thousand Eight Hundred Three and No/100 Dollars ($39,803.00) multiplied by the number of rooms for each such Property rejected. Upon rejection in accordance with the provisions of this Article Six, such Property shall be deemed deleted from the terms and conditions of this Agreement and this Agreement shall be deemed so modified and amended as to give effect to such rejection.

                                   ARTICLE SEVEN

                SELLER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

       Seller represents, warrants and agrees that the following facts and conditions exist on the date of execution hereof by Seller and shall exist as of the Closing Date, subject to updating by Seller to the Closing Date and to limitations otherwise set forth in this Article Seven:

       7.1 Title. Seller owns fee simple title to the Real Estate, including the Land described in Exhibit "A", which, as of the Closing, shall be free and clear of all mortgages, except those Existing Mortgages which are assumed by Purchaser, certain of which Existing Mortgages contain the assumption fees as set forth on Exhibit "H"attached hereto and made a part hereof (those Properties being the only Properties whose mortgages or related promissory notes contain prepayment penalties upon prepayment of the respective notes), and all liens, encumbrances, subleases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, judgments, and title defects, other than the Permitted Exceptions. To the Knowledge of Seller, there are no pending or deferred Impositions of Governmental Authorities affecting the Property, except for real property and personal property taxes for the year of the Closing. To the Knowledge of Seller, no easements materially burdening the Property interfere with the use, maintenance, repair, or operation of the Property, and all easements necessary for the lawful operation of the Property, including all access, ingress, support and mechanical easements necessary or incident thereto, are in full force and effect and are not subject to termination, cancellation or rescission. Seller will assist in obtaining lender estoppel letters in a form reasonably satisfactory to Purchaser.

       7.2 Zoning and Land Use Matters. To the Knowledge of Seller, all permanent certificates of occupancy for the Real Estate have been issued, and all conditions thereof, if any, have been fully complied with and require no further action. Seller has received no written notice of any requirements for obtaining necessary licenses, permits, authorizations or approvals with respect to the Property which Seller does not now possess or maintain, and Seller has received no written notice of any unwillingness of Governmental Authorities to renew any Permits and Licenses. To the Knowledge of Seller, the Property, as constructed and operated, is substantially in compliance with the terms, conditions and requirements imposed upon the Property by the Permitted Exceptions. To the Knowledge of Seller, the acquisition of the Property by Purchaser will not cause a violation, default or breach of any such Permitted Exceptions and there is no event of default currently in existence under any such instrument which constitutes, and there is no event which, but for the giving of notice or the passage of time, or both, will constitute, an event of default thereunder.

       7.3 Health, Environmental and Fire Codes. To the Knowledge of Seller, there are no Hazardous Materials in, on or under the Property, except for Permitted Hazardous Materials, and Seller has received no written notice that the Property is not substantially in compliance with applicable fire codes, building codes, health codes or other Legal Requirements which presently apply to the Property or the operation of all businesses thereon which remain unresolved.

       7.4 No Adverse Action. There are no pending (and Seller has received no written notice from Governmental Authorities threatening) condemnation or other similar proceedings affecting the Property or any portion thereof, or pending public improvements in, about or outside the Property, which will affect access or create additional cost to Seller. There is no claim, legal action, tax audit, or other proceeding of any type, including, without limitation, any action of a civil or criminal nature, or any action or proceeding before any arbitration board or tribunal, pending against or affecting the Property which will materially adversely affect Purchaser upon the consummation of this acquisition. To the Knowledge of Seller, there are no pending claims against Seller arising out of injury to persons or property occurring in or on the Property as a result of any accident or occurrence on the Property thereon during the period of ownership of the Property by Seller which will materially adversely affect Purchaser upon consummation of this acquisition or are not covered by insurance. There is no pending claim or legal action of any type related to any employment matter related to the operation of the Property which will materially adversely affect Purchaser upon consummation of this acquisition or is not covered by insurance.

       7.5 Authorization. Seller has all requisite corporate power and authority to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all officers and directors whose approval is required under the corporate documentation of Seller. Each person executing and delivering this Agreement, and all documents to be executed and delivered in regard to the consummation of the transaction herein, has due and proper authority to execute and deliver those documents. This Agreement, and all documents executed and delivered by Seller in connection with the transaction herein, shall constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

       7.6 Organization. Each Seller is a duly organized and validly existing corporation under the laws of the state of its formation, authorized to transact business in each state where the Property owned by such Seller is situated, with full power to enter into and perform this Agreement and to convey, assign, transfer and lease the Property.

       7.7 Legal Requirements. To the Knowledge of Seller, there are no outstanding citations or violations of Legal Requirements in connection with the operation of the Property or the sale or provision of food or beverages thereon.

       7.8 Business Records. All documents, items and information, including, without limitation, the Books and Records, which have been or will be made available by Seller to Purchaser as Review Items in accordance with the terms of this Agreement, have been maintained in the ordinary course of business, fairly reflect the financial condition of the applicable Property in all material respects, and are true and accurate.

       7.9 No Breach of Prohibition. The transactions contemplated by this Agreement are not restrained or prohibited by any injunction, order or judgment rendered by any court or other governmental agency of competent jurisdiction. To the Knowledge of Seller, no proceedings have been initiated or are pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise attach the applicable Property. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) be in material violation of any agreements, or (b) conflict with or result in the material breach or violation of any law, regulation, writ, injunction, decree of any court or governmental body or agreement of any nature, applicable to Seller and the Property.

       7.10 No Adverse Notices. Seller has received, within the past year, no notice from any insurance company which has issued a policy with respect to any portion of the Property, from any board of fire underwriters, or from any Governmental Authority, requesting or requiring the performance of any repairs, alterations, renovations or other physical work on the Property, which has not been substantially completed.

       7.11 No Union Contracts; Other Employee Matters. Seller warrants that there are no union contracts in effect with respect to the Employees, and that Purchaser shall incur no liability to the Employees arising out of Purchaser's acquisition of the Property.

       7.12 Easements. Seller will cooperate fully with Purchaser, but at no expense to Seller, in seeking any corrective documents reasonably deemed necessary by Purchaser to clarify the location and validity of any Appurtenant Easement benefiting the Property.

       7.13 Tax Matters. Seller has duly filed all federal, state, county and municipal, excise, sales, hotel occupancy and other tax returns and reports, or timely extensions thereof, required to be filed up to the date hereof with respect to the Property. To the Knowledge of Seller, all such returns are true and correct in all material respects, and Seller has paid all taxes, interest and penalties shown on such returns or reports, or claimed to be due to any federal, state, county and municipal or other taxing authority.

       7.14 Property Condition. Seller warrants that each Property not yet inspected by Purchaser is in substantially the same general condition, normal wear and tear excepted, as those motel/hotels previously inspected by Purchaser, and Seller will maintain each Property in such same general condition until the Closing.

      7.15 Bulk Transfers. Seller will take all actions necessary to comply with any bulk transfer laws applicable to this transaction and Purchaser will cooperate with any such actions at no cost to Purchaser..

      7.16 Representations and Warranties of Seller. All of the representations and warranties of Seller are true and correct in all material respects, to the Knowledge of Seller, and do not contain untrue statements of a material fact or omit any material fact that would make the representations and warranties misleading. All representations and warranties of Seller shall survive the Closing and continue in full force and effect for a period of two (2) years after the Closing.

                                   ARTICLE EIGHT

                    PURCHASER'S REPRESENTATIONS AND WARRANTIES

       8.1 Purchaser's Duty of Review. Purchaser is entering into this Agreement in reliance on its own knowledge and familiarity with the motel/hotel industry and its inspection of the Property. Purchaser is not relying on any representation of Seller, or its officers, shareholders or agents, except as expressly set forth in this Agreement or the Exhibits attached to this Agreement.

       8.2 Warranties and Representations. Purchaser represents, warrants and agrees that the following facts and conditions exist on the date of execution hereof and shall exist as of the Closing Date:

  (A) Organization. Purchaser is a Texas real estate investment trust duly organized and validly existing and in good standing under the laws of the State of Texas, and has power and authority to own its properties and to transact the business in which it is engaged. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all of the documents executed and delivered by Purchaser in connection with the transaction described herein, all of which constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

  (B) Authority. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons other than Purchaser are required in connection with this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in or continue any default or event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the organizational instruments or laws governing Purchaser or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Purchaser is a party or by which Purchaser is bound.

       8.3 Representations and Warranties of Purchaser. All of the representations and warranties of Purchaser are true and correct in all material respects and do not contain untrue statements of a material fact or omit any material fact that would make any of the representations and warranties misleading. The representations and warranties herein contained shall survive the Closing and shall continue in full force and effect for a period of two (2) years.

                                   ARTICLE NINE

                 DEFAULTS; FAILURE TO PERFORM; LIQUIDATED DAMAGES

       9.1 Default of Purchaser. IN THE EVENT (A) ALL OF THE CONDITIONS TO THIS AGREEMENT SHALL HAVE BEEN SATISFIED OR WAIVED; (B) SELLER SHALL HAVE FULLY PERFORMED OR TENDERED PERFORMANCE OF ITS OBLIGATIONS HEREUNDER: (C) PURCHASER SHALL FAIL TO PERFORM ITS OBLIGATION HEREUNDER; AND (D) THE CLOSING SHALL FAIL TO OCCUR SOLELY AS A RESULT OF PURCHASER'S DEFAULT HEREUNDER, THEN, AS SELLER'S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER'S FAILURE TO CLOSE, THE ENTIRE AMOUNT OF THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON, IF ANY) SHALL BE IMMEDIATELY PAID TO SELLER. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON, IF ANY) IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE. PURCHASER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON IF ANY) SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER AS PROVIDED ABOVE.

       9.2 Default of Seller. If Seller defaults in its obligations hereunder after the expiration of any notice and cure periods, if applicable, Purchaser may, as its sole remedy, at its option, either: (A) terminate this Agreement and receive a refund of the Deposit, whereupon the obligations of the parties hereto, other than those expressly set forth to survive termination hereof, shall terminate, and neither shall have any further claim against the other by reason of this Agreement or (B) seek an action for specific performance under this Agreement. Purchaser agrees that it shall not record this Agreement or any memorandum hereof unless Seller has defaulted in its obligations hereunder. This Section 9.2 shall survive Closing or other termination of this Agreement.

           9.3 Failed Funds. If a payment made on account of the Purchase Price, whether the Deposit or otherwise, is by check, and if said check fails due collection, Purchaser shall be deemed in default hereunder, and Seller, at its sole option, may declare this Agreement terminated pursuant to Section
  9.1 hereof and may pursue its remedies against Purchaser upon said check and/or this Agreement or in any other manner permitted by law, such remedies being cumulative, but in no event shall Seller have any obligations to Purchaser hereunder.

                                    ARTICLE TEN

                                 CLOSING DOCUMENTS

       10.1   Closing Documents of Seller.   At the Closing, Seller shall
  deliver or cause to be delivered to Purchaser the following:

  (A) A special, limited warranty deed, as customarily provided on a state-by-state basis, conveying good and indefeasible title in the Property (the "Deed") to Purchaser, duly executed and acknowledged by Seller subject only to the Permitted Exceptions.

  (B) A bill of sale, duly executed and acknowledged by Seller, conveying title to the Personal Property to Purchaser.

  (C) A certificate stating that Seller is not a "Foreign Person" within the meaning of IRC Section 1445(f)(3).

  (D) The Title Policies, issued at Seller's sole cost and expense, by the Title Insurance Company, insuring Purchaser as owner of the Property, subject only to the Permitted Exceptions.

  (E) An Indemnity Agreement, duly executed and acknowledged by Seller, pursuant to which Seller agrees to indemnify, defend and hold harmless Purchaser, and its shareholders, directors and officers, from any and all claims, losses, damages and expenses which shall have arisen from any violation of the Americans for Disabilities Act at the Property prior to the Closing.

  (F) An Indemnity Agreement duly executed and acknowledged by Seller, pursuant to which Seller agrees to indemnify, defend and hold harmless Purchaser, and its shareholders, directors and officers, from any and all claims, losses, damages and expenses which shall have arisen from an "Environmental Problem" (as hereinafter defined) before the Closing. "Environmental Problem" shall mean the presence or release of any Hazardous Materials from, onto, on or under any portion of the Property, or the violation of any environmental law with respect to the Property or any part thereof, or the failure to abide by the terms of any permit or approval required under any environmental law with respect to the Property or any part thereof.

  (G) Such other instruments and documents as may be reasonably required to consummate the transaction herein contemplated, including but not limited to, the Property Lease, the Master Agreement and related guaranty of Amerihost Properties, Inc.

       10.2 Closing Documents of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

  (A) The balance of the cash portion of the Purchase Price provided in Article One hereof, less any interest accrued on the Deposit.

  (B) The Property Leases, executed by Purchaser, as lessor, in each instance.

  (C)    The Master Agreement, executed by Purchaser.

  (D) Evidence of Purchaser's power and authority to enter into the subject transaction, and evidence of the signatories' authority to sign on behalf of Purchaser.

  (E) A letter addressed to Escrow Agent directing Escrow Agent to deliver the Deposit and any interest thereon, if any, to Seller, and releasing Escrow Agent from any and all liability in connection with the subject transaction.

  (F) An Indemnity Agreement duly executed and acknowledged by Purchaser, pursuant to which Purchaser agrees to indemnify, defend and hold harmless Seller, and its shareholders, directors and officers, from any and all claims, losses, damages and expenses which shall have arisen from an "Environmental Problem" (as hereinafter defined) after the Closing, where the Environmental Problem is caused by Purchaser. "Environmental Problem" shall mean the presence or release of any Hazardous Materials from, onto, on or under any portion of the Property, or the violation of any environmental law with respect to the Property or any part thereof, or the failure to abide by the terms of any permit or approval required under any environmental law with respect to the Property or any part thereof.

  (G) Such other instruments and documents as may be reasonably required to consummate the transaction herein contemplated.

                                  ARTICLE ELEVEN

                                   RISK OF LOSS

       11.1 Casualty Loss. The risk of loss or damage to the Property by fire or other casualty, until the Closing, is assumed by Seller, but without any liability or obligation of Seller to repair same, except Seller, at Seller's sole option, shall have the right to repair or replace such loss or damage to the Property. If Seller elects (such election to be made within twenty (20) days after Seller shall have actual knowledge of such damage) to make such repair or replacement, and such repair or replacement can be fully complete prior to the Closing, this Agreement shall continue in full force and effect. If Seller does not elect to repair or replace any such loss or damage or such repair or replacement damage cannot be completed prior to the Closing, the following shall control:

       If the Improvements on any motel/hotels comprising the Property shall be materially damaged or destroyed by fire, storm or other casualty before the Closing, Purchaser shall have the right to reject any such Property pursuant to Section 6.4 by giving written notice thereof to Seller within fourteen
  (14) days after receiving written notice of such material destruction and Purchaser shall receive a reduction in the Purchase Price as set forth in
  Section 6.6. If Purchaser shall not elect to reject such Property, or if said destruction is immaterial, this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price, and Purchaser shall be entitled to receive an absolute assignment (without representation or warranty by or recourse against Seller) from Seller of any interest Seller may have otherwise had in the proceeds of any insurance on the Property (including any rent loss or business interruption insurance proceeds allocable to the period from and after the Closing), except for any expense theretofore incurred by Seller for restoration or safety in connection therewith, which sum shall be reimbursed by Purchaser to Seller at the Closing.

       11.2 Eminent Domain. If notice of any action, suit or proceeding shall be given after the date hereof, but prior to the Closing, for the purpose of taking by eminent domain or condemning any material part of the Property, then Purchaser and Seller shall each have the right to reject any such Property pursuant to Section 6.4 by written notice to the other party given within fourteen (14) days after receiving notice of such condemnation or taking and Purchaser shall receive a reduction in the Purchase Price as set forth in Section 6.6. If neither Purchaser nor Seller elects to reject such Property as above provided, or if the taking or condemnation is of an immaterial part of the Property, or in the event of a change of legal grade, the award with respect to such condemnation, taking or change, except for any expense theretofore incurred by Seller for restoration or safety in connection therewith, which sum shall be reimbursed by Purchaser to Seller at the Closing, shall be assigned (without representation or warranty by or recourse against Seller) to Purchaser without further consideration, and this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, and the definition of "Property" shall be accordingly amended. Any taking of any portion of an Improvement shall be considered "material" for purposes of this Section 11.2.

                                  ARTICLE TWELVE

                   CONDITION "AS IS"; NO FURTHER REPRESENTATIONS

       12.1 Condition of Property. Purchaser represents that it has inspected the Property and is thoroughly acquainted with its condition, and it is agreed and understood that neither Seller nor any person purporting to act for Seller has made or now makes any representations as to the physical condition (including, without limitation, the presence of any Hazardous Materials, or any condition which would violate any laws regarding environmental matters), layout, leases, footage, rent, income, expense, operation or any other matter or thing affecting or relating to the Property or to this Agreement, except as specifically set forth in this Agreement, and that no party hereto is relying on any statement or representation made by any other which is not embodied in this Agreement. Purchaser hereby expressly acknowledges that no representation has been made which is not expressly set forth in this Agreement, and Purchaser further agrees to take and accept the Property "as is" and in its condition at the Closing. This Article shall survive the Closing and delivery of the Deed or other termination of this Agreement.

                                 ARTICLE THIRTEEN

                             FINANCIAL MATTERS; COSTS

      13.1 Sales Tax. Although it is not anticipated that any sales tax shall be due and payable in connection with this transaction, Purchaser agrees that Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liability for any sales tax regardless of jurisdiction which may now or hereafter be imposed upon Seller with respect to this transaction. This provision shall survive the Closing and delivery of the Deed.

       13.2 Other Changes. Purchaser and Seller shall each pay one-half of all escrow charges. The parties shall be responsible for all transfer taxes or documentary taxes which are payable upon the delivery and/or recording of the Deed or of any document contemplated by this Agreement, and the charges incurred in connection with the recording of any instrument contemplated hereby on the basis of custom in the jurisdiction in which the Property is situated. Notwithstanding the foregoing, costs related to endorsements to the Title Policies or to Surveys shall be borne by Purchaser.

       13.3 Closing Statements. The Title Insurance Company shall prepare customary settlement or closing statements (the "Closing Statements") which shall include the items set forth in Section 13.2, at least two (2) days before the Closing Date, and each party shall cause its designated representatives to assist the Title Insurance Company in doing so. All ad valorem, personal property and hotel occupancy taxes, if applicable, shall be pro rated as of the Closing Date.

                                 ARTICLE FOURTEEN

                                     BROKERAGE

       14.1 Broker. Seller and Purchaser represent and warrant to each other that they have not dealt with any broker in connection with this transaction. Seller agrees to indemnify and hold Purchaser harmless from all loss, damage, cost and expense (including reasonable attorney's fees and disbursements) that Purchaser may suffer as a result of any claim for a fee, commission or payment of any description brought by any person with whom Seller may have dealt in connection with this transaction. Purchaser agrees to indemnify and hold Seller harmless from all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) that Seller may suffer as a result of any claim for a fee, commission or payment of any description brought by any person with whom Purchaser may have dealt in connection with this transaction. The representations and covenants set forth in this
  Section 14.1 shall survive delivery of the Deed and the Closing or other termination of this Agreement.

                                  ARTICLE FIFTEEN

                               THE DEPOSIT - ESCROW

  15.1 Deposit.

       (A) The Deposit shall be delivered to the Title Insurance Company ("Escrow Agent"), and Escrow Agent shall hold the proceeds thereof in escrow and dispose of such sums only in accordance with the provisions of this Agreement.

       (B) Escrow Agent shall place the Deposit in (I) certificates of deposit issued by a bank with a Texas office, (II) money market funds in a bank with a Texas office, or a company such as Dreyfus Liquid Assets, Inc., or as otherwise approved in writing by Purchaser and Seller, (III) U.S. Treasury bills or other similar securities, or (IV) a segregated, interest bearing bank account. Any interest earned thereon shall be paid to the party entitled to receive the Deposit simultaneously with disbursement of the Deposit. The party receiving such interest shall pay any income taxes thereon. At the Closing, the Deposit and the interest thereon, if any, shall be paid by Escrow Agent to Seller. If for any reason the Closing has not occurred, and either party makes a written demand upon Escrow Agent for payment of such amount stating the basis for such demand, Escrow Agent shall give written notice to the other party of such demand along with a copy thereof. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 15 days after the giving of such notice by Escrow Agent, which objection states the basis therefor, Escrow Agent is hereby authorized to make such payment to the demanding party. If Escrow Agent does receive such written objection within such 15-day period, or, if for any other reason, Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment of a court, and shall disburse said funds accordingly. Escrow Agent shall send a copy of any objection to the original demanding party. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the court of the county in which any Property is located, or with the clerk of the court in which any litigation between Seller and Purchaser is pending, or in any other court which Escrow Agent may select in the Chicago metropolitan area, in an action for interpleader, all costs thereof to be borne by whichever of Seller or Purchaser is the losing party. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit or payment pursuant to this Agreement, Escrow Agent shall be relieved and discharged of all obligations and responsibilities hereunder.

       (C) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that Escrow Agent shall not be deemed to be the agent of either of the parties; and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in willful disregard of this Agreement. Escrow Agent may act upon any instrument or writing believed by Escrow Agent to be genuine and to be signed and presented by the proper party. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees (including the value of same if Escrow Agent represents itself), incurred in connection with the performance of Escrow Agent's duties hereunder. Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Escrow Agent shall not be bound by any modification of this Agreement, unless the Same is in writing, signed by Seller and Purchaser and delivered to Escrow Agent, and if Escrow Agent's duties are affected thereby, unless Escrow Agent shall have given prior written consent thereto. If Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from Purchaser or Seller, which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be hold or apply the Deposit pursuant to subparagraph (b) hereof and may decline to take any other action.

                                  ARTICLE SIXTEEN

                             MERGER OF UNDERSTANDINGS

       16.1 Merger. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are hereby merged into this Agreement, which alone fully and completely expresses their agreement, and that this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by Seller or Purchaser or anyone else not embodied in this Agreement. This paragraph shall survive the Closing and delivery of the Deed or other termination of this Agreement.

                                 ARTICLE SEVENTEEN

                                   MISCELLANEOUS

       17.1 Entire Agreement. This Agreement and the exhibits attached hereto embody the entire agreement between the parties in connection with this transaction, and there are no oral agreements existing between the parties relating to this transaction which are not expressly set forth herein. This Agreement may not be modified or, except as expressly provided to the contrary herein, canceled or terminated, except in a writing signed by all parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

       17.2 Waiver. Failure of either party to object to any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder, unless expressly provided to the contrary herein. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement, shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion.

       17.3 Assignment. Purchaser may not assign any of its right, title or interest in this Agreement, or its right to the Deposit and any interest thereon, without the prior written consent of Seller, which consent shall be at Seller's sole discretion.

       17.4 Headings. The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience, and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement. Furthermore, as used in this Agreement, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever applicable.

       17.5 Third Parties. No party other than Seller, Purchaser and their respective successors and permitted assigns, shall have any rights to enforce or rely upon this Agreement. This Agreement is binding upon and made solely for the benefit of Seller, Purchaser and their respective heirs, personal representatives, successors and permitted assigns.

       17.6        Notices.

              (A) Except as expressly provided to the contrary in this Agreement, notices which must or may be given by any party hereto must be in writing and shall be deemed as given hereunder upon actual receipt, if by personal delivery to the addresses set forth below, or, if properly addressed, if sent by certified or registered mail, return receipt requested, four (4) days after depositing such notice with postage prepaid at the rates and with the status certified or registered in a United States mailbox, or one (1) day after depositing such notice, with proper payment or credit arrangement, in the custody of a nationally recognized overnight delivery service. Notice shall be deemed properly addressed if sent to the following addresses:

            If to Seller:            Amerihost Properties, Inc.
                                     2400 E. Devon Street
                                     Suite 280
                                     Des Plaines, IL  60018
                                     Attn:  Michael P. Holtz,
                                            President and Chief Executive
                                            Officer

            With copies to:          Helen R. Friedli, P.C.
                                     c/o McDermott Will & Emery
                                     227 West Monroe Street
                                     Chicago, IL  60606-5096
                                     Attn:     Helen R. Friedli, Esq.

            If to Escrow Agent:      Stewart Title Guaranty Corporation
                                     18333 Preston Road, Suite 410
                                     Dallas, TX 75252
                                     Attn: Tom Irons, Esq.

            If to Purchaser:         PMC  Commercial Trust
                                     17290 Preston Road
                                     Dept. 101
                                     3rd Floor
                                     Dallas, TX  75252
                                     Attn:     Jan F. Salit,
                                               Executive Vice President and
                                               Chief Investment Officer, and
                                               Andrew S. Rosemore, Executive
                                               Vice President

            With a copy to:          PMC Commercial Trust
                                     17290 Preston Road
                                     3rd Floor
                                     Dallas, TX  75252
                                     Attn:     Cheryl T. Murray, Esq.
                                               General Counsel

              (B) Except as set forth to the contrary herein, any party may designate, by notice in writing as above provided, a new or other address to which such notice or demand shall thereafter be so given, made or mailed.

              (C) The respective attorneys for the parties are hereby authorized (i) to give any notice which the party is required to give or may give under this Agreement; and (ii) to agree to adjournments of the Closing. It is understood that Seller's attorney is McDermott, Will & Emery, and Purchaser's attorney is Cheryl T. Murray, Esq.

       17.7 Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without cognizance to conflicts of laws rules.

       17.8 Survival. The provisions, representations, warranties, covenants and agreements of this Agreement shall survive the Closing of the transaction contemplated hereby, unless expressly provided herein to the contrary.

       17.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

       17.10 Satisfaction. The acceptance of a Deed by Purchaser for each Property shall be deemed to be a full performance of and discharge of any and all agreements and obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive delivery of such Deed.

       17.11     Confidentiality.   All of the information heretofore or
  hereafter supplied by Seller to Purchaser shall be deemed confidential and shall not be revealed by Purchaser other than to a bank or other financial institution or investment banker or rating agency which shall provide Purchaser with financing in connection with the purchase of the Property, provided that this provision shall not apply to disclosure or utilization necessary or appropriate under applicable securities laws. In the event that the transaction herein shall not close, all such information shall be returned to Seller, and copies thereof shall not be retained by Purchaser or any lending institution. This Section shall survive the Closing and delivery of the Deed or other termination of this Agreement.

       17.12 Mutuality. This Agreement has been executed after negotiation and the opportunity by both parties to have this Agreement reviewed and revised by legal counsel of their choice.

       17.13 Marketing. Seller agrees not to market the Property or solicit or accept any offer for the purchase and sale of the Property from the date hereof through the earlier to occur of (a) the Closing Date, and
  (b) the earlier termination of this Agreement.

                                 ARTICLE EIGHTEEN

                                    DEFINITIONS

       Wherever used in this Agreement, the following terms have the meanings set forth in this Article Eighteen:

       "Appurtenances" shall mean all of Seller's right, title and interest in all rights of way, drives, rights in adjoining streets, sidewalks, alleyways, passages, curbs, berms and similar rights and areas used in connection with the Property; all development rights for the Land or Improvements, whether vested or not; all planned unit development (PUD) plans and other development approvals for the Land and the Improvements; all appurtenant rights of lateral support and encroachment rights; and all leases of property situated off-site, but used in connection with the operation of the Improvements.

       "Appurtenant Easements" shall mean all easements and licenses on or over land or improvements, other than the Land and Improvements, which benefit the Land or Improvements, including, but not limited to, all easements providing access to the Land from public streets, roads and ways, all easements, licenses and agreements for location, maintenance and replacement of off-premises signs of the business and utility service lines, and all easements for parking and storage on adjoining property.

       "Books and Records" shall mean all books of account and annual statements of operations for 1996 and 1997 with respect to the Property (including audited statements to the extent the same have been audited); the 1998 budgets and all books of account and preliminary statements of the operations for the current 1998 fiscal year for the Property to date, which are kept by Seller in the ordinary course of business of operating the Property, and monthly statements of operations of the Property for 1997 and 1998 through the month of the Closing (the statement of operations for the month of the Closing to be provided after the Closing).

       "Employees" shall mean all persons employed by Seller in connection with the management and operation or possession of the Property during the pendency of this Agreement.

       "Excepted Items" shall mean the following property which is excluded from the definition of "Personal Property" hereunder: (a) items owned by independent contractors and business entities and not used in the operation of the Property; (b) all items (prepaid or otherwise) stored, maintained, or operated at the Property and consumed in the ordinary course of business,
  (c) cash in bank accounts and petty cash maintained at the Property, checks and money orders; (d) room reservation deposits of any kind or nature, (e) receivables, if any, (f) utility deposits, if any, of every type and nature, including any interest accrued thereon, and (g) all accounts payable with respect to the Property, whether owing or accruing prior to, on or after the Closing Date.

       "Governmental Authorities" shall mean all federal, state, county, municipal and local governments, administrative agencies and quasi-governmental authorities having jurisdiction over the Property.

       "Hazardous Materials" shall mean any and all substances which are or become defined as a "hazardous waste," "hazardous substance" pollutant or contaminant under any Legal Requirements, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), as amended, and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and/or the federal regulations implementing such Acts; "Hazardous Materials" shall include, but are not limited to, petroleum products and asbestos.

       "Impositions" shall mean all real estate, personal property and hotel occupancy taxes, general and special assessments imposed by Governmental Authorities, water and sewer charges, and fees and charges assessed or imposed by Governmental Authorities upon all or part of the Property and which are or may become a lien on the Property.

       "Improvements" shall mean all buildings and structures erected or located on the Land and Appurtenant Easements at the date of this Agreement, or at any time between the date of this Agreement and the Closing Date, including all machinery, equipment and fixtures owned by Seller and attached to such buildings and structures and used for operation or maintenance of the buildings and structures, all parking area and driveway surfaces, and curbs and drainage features, all landscaping, pool areas, all utility lines and appurtenances and all signs and structural supports for signs.

       "Inspection Period" shall mean the period of time beginning on the date of receipt of the last Survey, Title Commitment (including Title Documents), UCC Search or Phase I Audit, and/or updates thereto, and ending thirty (30) days thereafter, however, in no event shall this Inspection Period extend beyond the Closing Date.

       "Knowledge of Seller" shall mean the actual knowledge of Seller.

       "Legal Requirements" shall mean all laws, codes, ordinances, rules, regulations, and requirements of all Governmental Authorities existing at the date of this Agreement or at any time between the date of this Agreement and the Closing Date applicable to all or part of the Property or the ownership, operation, management, maintenance, development, improvements, repair, renovation, lease, sale, encumbering, transfer, use or manner of use of all or part of the property (including, without limitation, any law, code, ordinance, rule, regulation or requirement relating to Hazardous Materials).

       "Permits and Licenses" shall mean all permits, licenses, certificates of occupancy, sales tax permits, and renewals thereof, which are material to the normal operation of the Property.

       "Permitted Exceptions" shall mean any defects, liens, encumbrances, covenants, restrictions, easements, reservations, agreements and other matters affecting title to the Property to which Purchaser does not object prior to the expiration of the Inspection Period.

            "Permitted Hazardous Materials" shall mean Hazardous Materials in ordinary quantities which are customarily used in the operation, maintenance and repair of hotels and lodging facilities similar to the Property and which are stored and handled according to manufacturers' standards and guidelines and in compliance with all applicable Legal Requirements, and prepackaged office supplies, cleaning materials, personal grooming items and other similar items sold for consumer use.

       "Personal Property" excludes the Excepted Items and shall mean all fixtures, furnishings and equipment located at the Property and required for the operation of the Improvements as a motel/hotel, including, without limitation, office furnishings and equipment (exclusive of all of the vehicles used in the operation of the Improvements); fittings, machinery, heating and cooling systems, tools, maintenance equipment, appliances, wires and installed telephones, televisions, pictures, rugs, kitchen equipment, and all other fixtures and personal property of every kind and nature, other than the Excepted Items, which are located on, attached to, appurtenant to or used in the operation, maintenance, management or security of the Property or any portion of the Property, and which are owned by Seller, including Personal Property (other than Excepted Items) acquired by Seller between the date of this Agreement and the Closing Date, and all replacements, substitutions and additions of and to all of the foregoing. Personal Property does not include assignable trade names and goodwill. Seller does not lease any Personal Property, but rather, owns all Personal Property used in operation of the Property.

            "Phase I Audit" shall mean a Phase I environmental site assessment of the Property with respect to Hazardous Materials from a qualified environmental audit firm experienced in Phase I environmental site assessments, as selected by Purchaser, to be made within the Inspection Contingency Period and pursuant to the ASTM Standard Practice for Environmental Site Assessments.

       "Phase II Site Assessment" shall mean a phase II environmental site assessment of the Property with respect to Hazardous Materials from a qualified environmental audit firm experienced with Phase II environmental site assessments, as selected by Purchaser, to be made pursuant to ASTM Standard Practice for Environmental Site Assessments.

       "Title Insurance Company" shall mean Stewart Title Guaranty Corporation.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


  SELLER:

  [AMERIHOST PROPERTIES SUBSIDIARIES
  to be listed as signatories]

  By:     /s/ Michael P. Holtz
     Michael P. Holtz
     President and Chief Executive Officer


  PURCHASER:

  PMC COMMERCIAL TRUST,
  a Texas Real Estate Investment Trust

  By:     /s/ Lance B. Rosemore
     Name: Lance B. Rosemore
     Title:   President


  The undersigned, Amerihost Properties, Inc., a Delaware corporation, and the sole shareholder of Seller, hereby joins this Agreement solely for the purpose of performing its duties and obligations as set forth in Section 5.1
  (b) and Section 6.6, if applicable.

                                AMERIHOST PROPERTIES, INC.


                                By:     /s/ Michael P. Holtz
                                   Michael P. Holtz, President


  The undersigned, AmeriHost Inns, Inc., a Delaware corporation, hereby joins this Agreement solely for the purpose of performing its duties and obligations as set forth in Section 5.1 (b).


                                   AMERIHOST INNS, INC.


                                By:     /s/ Michael P. Holtz
                                   Michael P. Holtz, President


     SCHEDULE OF EXHIBITS


       A  . . . . . . . .  Property-Owning Subsidiaries

       B  . . . . . . . .  Street Addresses

       B-1 to B-30  . . .  Land

       C  . . . . . . . .  Price Allocation per Property

       D  . . . . . . . .  Form of Master Agreement

       E  . . . . . . . .  Form of Property Lease

       F  . . . . . . . .  Repairs for Marysville, Ohio and Plainfield, Indiana

       G  . . . . . . . .  Phase I Audit Update Property

       H  . . . . . . . .  Assumption Fees